Exhibit 10.3
FORM OF
RESTRICTED STOCK UNIT AGREEMENT
CONAGRA FOODS 2009 STOCK PLAN
This Restricted Stock Unit Agreement, hereinafter referred to as the “Agreement” is made on the            day of                     , 20           between ConAgra Foods, Inc., a Delaware corporation (“ConAgra Foods”), and the undersigned [as applicable: employee/consultant] of the Company (“Participant”).
1.	Award Grant. ConAgra Foods hereby grants Restricted Stock Units (“RSUs”, and each such unit an “RSU”) to the Participant under the ConAgra Foods 2009 Stock Plan (the “Plan”), as follows:

Participant:

Employee ID:

Number of RSUs:

Date of Grant:

Vesting Date:	(“Settlement Date”)

The Settlement Date is subject to modification for early settlement upon termination as provided in Paragraph 3.
Dividends: Dividend equivalents on the RSU will [as applicable: be paid to the Participant when regular, cash dividends are declared and paid on the Stock/ be accumulated for the benefit of the Participant and paid to the Participant upon settlement of an RSU as regular, cash dividends are declared and paid on the Stock / not be paid or accumulated.]
IN WITNESS WHEREOF, ConAgra Foods and the Participant have caused this Agreement to be executed effective as of the date first written above. ConAgra Foods and the Participant acknowledge that this Agreement includes six pages including this first page. The Participant acknowledges reading and agreeing to all six pages and that in the event of any conflict between the terms of this Agreement and the terms of the Plan, the Plan shall control.

CONAGRA FOODS, INC.	PARTICIPANT

By:

Date	Date

2. Definitions. Capitalized terms used herein without definition have the meaning set forth in the Plan. The following terms shall have the respective meanings set forth below:
(a) “Continuous Employment” shall mean the absence of any interruption or termination of employment with the Company and the performance of substantial services. Except as set forth in Section 3(c), Continuous Employment shall not be considered interrupted in the case of sick leave, long term disability, military leave or any other leave of absence approved by the Company.
(b) “Early Retirement” means terminating employment with the Company when the Participant is (i) at least age 55, and (ii) has at least ten years of vesting or credited service with the Company.
(c) “Normal Retirement” shall mean a Separation from Service with the Company on or after attaining age [applicable age, 65 or 62 to be inserted].
(d) “Separation from Service” means the date that the Participant “separates from service” within the meaning of Section 409A of the Code. Generally, a Participant separates from service if and only if the Participant dies, retires, or otherwise has a termination of employment with the Company, determined in accordance with the following:
(i)	Leaves of Absence. The employment relationship is treated as continuing intact while the Participant is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months, or, if longer, so long as the Participant retains a right to reemployment with the Company under an applicable statute or by contract. A leave of absence constitutes a bona fide leave of absence only if there is a reasonable expectation that the Participant will return to perform services for the Company. If the period of leave exceeds six months and the Participant does not retain a right to reemployment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six month period. Notwithstanding the foregoing, where a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months, where such impairment causes the Participant to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, a twenty nine month period of absence shall be substituted for such six month period.

(ii)	Dual Status. Generally, if a Participant performs services both as an employee and an independent contractor, such Participant must separate from service both as an employee, and as an independent contractor pursuant to standards set forth in Treasury Regulations, to be treated as having a separation from service. However, if a Participant provides services to the Company as an employee and as a member of the Board, and if any plan in which such person participates as a Board member is not aggregated with this Agreement pursuant to Treasury Regulation Section 1.409A-1(c)(2)(ii), then the services provided as a director are not taken into account in determining whether the Participant has a separation from service as an employee for purposes of this Agreement.

(iii)	Termination of Employment. Whether a termination of employment has occurred is determined based on whether the facts and circumstances indicate that the Company and the Participant reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Participant would perform after such date (whether as an employee or as an independent contractor except as provided in (ii) above) would permanently decrease to no more than twenty (20) percent of the average level of bona fide services performed (whether as an employee or an independent contractor, except as provided in (ii) above) over the immediately preceding thirty-six month period (or the full period of services to the Company if the Participant has been providing services to the Company less than thirty-six months). For periods during which a Participant is on a paid bona fide leave of absence and has not otherwise terminated employment as described above, for purposes of this paragraph (iii) the Participant is treated as providing bona fide services at a level equal to the level of services that the Participant would have been required to perform to receive the compensation paid with respect to such leave of absence. Periods during which a Participant is on an unpaid bona fide leave of absence and has not otherwise terminated employment are disregarded for purposes of this paragraph (iii) (including for purposes of determining the applicable thirty-six month (or shorter) period).
As used in connection with the definition of “Separation from Service,” Company includes ConAgra Foods and any other entity that with ConAgra Foods constitutes a controlled group of corporations (as defined in section 414(b) of the Code), or a group of trades or businesses (whether or not incorporated) under common control (as defined in section 414(c) of the Code), substituting 25% for the 80% ownership level for purposes of both 414(b) and (c).
(e) “Specified Employee” is as defined under Section 409A of the Code and Treasury Regulation Section 1.409A-1(i).
(f) “Successors” shall mean the beneficiaries, executors, administrators, heirs, successors and assigns of a person.
3. RSU Settlement.
(a) Continuous Employment. Subject to the Plan and this Agreement, if the Participant has been in Continuous Employment through a Settlement Date (as set forth on Page1 or as modified by the schedule set forth in Section 3(b)(iii)), then the Company will issue to Participant one share of Stock on the Settlement Date for each RSU subject to such Settlement Date.
(b) Termination of Employment. If the Participant’s employment with the Company shall terminate by reason of:
(i)	Death or Normal Retirement: all RSUs granted pursuant to this Agreement shall become 100% vested and the Settlement Date shall be a date not later than thirty days after the death or Normal Retirement, subject to any deferral on payment required by Section 409A of the Code or other applicable law.

(ii)	Not for Cause: all RSU’s for which a Settlement Date has not occurred shall immediately be forfeited without further consideration to the Participant, except in the case of involuntarily termination as set forth in (iii) below.

(iii)	Early Retirement or Involuntary Termination Due to Disability [as applicable: , Position Elimination or Reduction in Force]. Notwithstanding the foregoing, if the Participant’s Continuous Employment should be terminated due to Early Retirement or involuntarily terminated due to disability [as applicable: , position elimination or reduction in force] ([each] as defined in the Company’s sole discretion) after a Vesting Date (as set forth below), but prior to the related Settlement Date (as set forth below), the Company will issue shares of Stock following such termination of employment in settlement of the RSUs that have vested as of the date of termination of employment, and such date of termination of employment shall be the Settlement Date for all purposes hereunder. All RSU’s for which a Settlement Date has not occurred on the date of such termination of employment shall immediately be forfeited without further consideration to the Participant.

% Vested	Vesting Date	Settlement Date

%

%

%

(iv)	For Cause prior to the Settlement Date: all RSUs, whether vested or unvested prior to the Settlement Date, shall be immediately forfeited without further consideration to the Participant.
(c) Participant Representation. As a condition to settlement of any RSUs, the Company may require the Participant to make any representation and warranty to the Company as may be required by any applicable law or regulation. All RSUs shall be settled no later than thirty (30) days after the occurrence of the payment event set forth herein, subject to any deferral on payment required by Section 409A of the Code or other applicable law.
(d) Payment of Taxes Upon Settlement. As a condition of the issuance of shares of Stock upon settlement of RSUs hereunder, the Participant agrees to remit to the Company at the time of settlement any taxes required to be withheld by the Company under Federal, State or local law as a result of the settlement of the RSUs. As a condition of the issuance of shares of Stock upon settlement of RSUs hereunder, the Participant agrees that the Company will deduct from the total shares vested a sufficient number of shares to satisfy the minimum statutory withholding amount permissible. In addition, the Participant may deliver previously acquired shares of Stock held by the Participant for at least six months in order to satisfy additional tax withholding above the minimum statutory tax withholding amount permissible, provided, however, the Participant shall not be entitled to deliver such additional shares if it would cause adverse accounting consequences for the Company.
(e) Specified Employee. Notwithstanding anything (including any provision of the Agreement or Plan) to the contrary, if a Participant is a Specified Employee, payment to the Participant on account of a Separation from Service shall, in accordance with Treasury Regulation Section 1.409A-3(i)(2), be made to the Participant on the earlier of (a) the Participant’s death or (b) the first business day (or within 30 days after such first business day) that is more than six months after the date of Separation from Service. In the Company’s sole and absolute discretion, interest may be paid due to such delay. Further, any interest will be calculated in the manner determined by the Company in its sole and absolute discretion. Dividend equivalents will not be paid with respect to any dividends that would have been paid during the delay if the Stock had been issued.
4. Non-Transferability of RSUs. The RSUs may not be assigned, transferred, pledged or hypothecated in any manner (otherwise than by will or the laws of descent or distribution) nor may the Participant enter into any transaction for the purpose of, or which has the effect of, reducing the market risk of holding the RSUs by using puts, calls or similar financial techniques. The RSUs subject to this Agreement may be settled during the lifetime of the Participant only with the Participant. The terms of this Agreement, shall be binding upon the Successors of the Participant.
5. Stock Subject to the RSUs. The Company will not be required to issue or deliver any certificate or certificates for shares to be issued hereunder until such shares have been listed (or authorized for listing upon official notice of issuance) upon each stock exchange on which outstanding shares of the same class are then listed and until the Company has taken such steps as may, in the opinion of counsel for the Company, be required by law and applicable regulations, including the rules and regulations of the Securities and Exchange Commission, and state securities laws and regulations, in connection with the issuance of such shares, and the listing of such shares on each such exchange. The Company will use its best efforts to comply with any such requirements.
6. Rights as Stockholder. The Participant or his/her Successors shall have no rights as stockholder with respect to any shares covered by this Agreement until the Participant or his/her Successors shall have become the beneficial owner of such shares, and, except as provided in Section 7 of this Agreement, no adjustment shall be made for dividends or distributions or other rights in respect of such shares for which the record date is prior to the date on which the Participant or his/her Successors shall have become the beneficial owner thereof.
7. Adjustments Upon Changes in Capitalization; Change in Control. In the event of any change in corporate capitalization, corporate transaction, sale or disposition of assets or similar corporate transaction or event involving ConAgra Foods as described in Section 5.4 of the Plan, the Committee shall make equitable adjustment in the number and type of shares subject to this Agreement, provided, however, that no fractional share shall be issued upon subsequent settlement of the RSUs. No adjustment shall be made if such adjustment is prohibited by Section 5.4 of the Plan (relating to Section 409A of the Code). In the event of a “Change of Control” (as defined in the Plan) all of the RSUs shall become immediately vested as provided pursuant to Section 11.5 of the Plan, and the date of the Change of Control shall be a Settlement Date.
“Change of Control” shall occur upon any of the following dates:
(a) The date individuals who constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least fifty percent (50%) of the members of the Board, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board;
(b) The date of consummation of a reorganization, merger or consolidation, in each case, with respect to which persons who were the stockholders of ConAgra Foods immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company’s then outstanding voting securities;
(c) The date of liquidation or dissolution of ConAgra Foods; or
(d) The date that any one person, or more than one person acting as a group who is not related to the Company within the meaning of Treasury Regulation Section 1.409A-3(i)((vii)(B), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 80 percent of the total gross fair market value of all of the assets of the corporation immediately before such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.
For purposes of this Section, “more than one person acting as a group” is determined under Treasury regulation Section 1.409A-3(i)(5)(v)(B). If a person owns stock in both entities that enter into a merger, consolidation, purchase or acquisition of stock, such shareholder is considered to be acting as a group with other shareholders in a corporation only with respect to the ownership in that corporation before the transaction giving rise to the change and not with respect to the ownership interest in the other corporation. In no event shall a change of control occur under circumstances that would not constitute a “change in the ownership of a corporation,” a “change in effective control of a corporation,” or a “change in the ownership of a substantial portion of a corporation’s assets,” as those terms are defined in regulations and other applicable guidance issued under section 409A of the Code.
8. Notices. Each notice relating to this Agreement shall be deemed to have been given on the date it is received. Each notice to the Company shall be addressed to its principal Office in Omaha, Nebraska, Attention: Compensation. Each notice to the Participant or any other person or persons entitled to shares issuable upon settlement of the RSUs shall be addressed to the Participant’s address and may be in written or electronic form. Anyone to whom a notice may be given under this Agreement may designate a new address by giving notice to the effect.
9. Benefits of Agreement, This Agreement shall inure to the benefit of and be binding upon each successor of the Company. All obligations imposed upon the Participant and all rights granted to the Company under this Agreement shall be binding upon the Participant’s Successors. This Agreement shall be the sole and exclusive source of any and all rights which the Participant or his/her Successors may have in respect to the Plan or this Agreement.
10. Resolution of Disputes. Any dispute or disagreement which should arise under or as a result of or in any way related to the interpretation, construction or application of this Agreement will be determined by the Committee. Any determination made hereunder shall be final, binding and conclusive for all purposes. This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the state of Delaware.
11. Section 409A Compliance. This Agreement is intended to comply with Section 409A of the Code and any regulations or notices provided thereunder. The Company reserves the unilateral right to amend this Agreement on written notice to the Participant in order to comply with such section. It is intended that all compensation and benefits payable or provided to Participant under this Agreement shall, to the extent required to comply with Section 409A of the Code, fully comply with the provisions of Section 409A of the Code and the Treasury Regulations relating thereto so as not to subject Participants to the additional tax, interest or penalties which may be imposed under Section 409A of the Code. None of the Company, its contractors, agents and employees, the Board and each member of the Board shall be liable for any consequences of any failure to follow the requirements of Section 409A of the Code or any guidance or regulations thereunder, unless such failure was the direct result of an action or failure to act that was undertaken by the Company in bad faith.
12. Amendment. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that no amendment shall adversely affect the rights of the Participant under this Agreement without the Participant’s consent.